UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): October 2, 2009

L-3 Communications Holdings, Inc.
L-3 Communications Corporation

(Exact Name of Registrants as Specified in Charter)
Delaware

(State or Other Jurisdiction of Incorporation)

001-14141	13-3937434
333-46983	13-3937436

(Commission File Numbers)	(IRS Employer Identification Nos.)

600 Third Avenue, New York, New York	10016

(Address of Principal Executive Offices)	(Zip Code)
(212) 697-1111

(Registrants’ Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13.e-4(c))

ITEM 2.03. CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.
L-3 Communications Corporation (the “Company”), a wholly owned subsidiary of L-3 Communications Holdings, Inc., has completed its offering of $1.0 billion in aggregate principal amount of 5.20% Senior Notes due 2019 (the “Notes”). In connection with the offering, on October 2, 2009, the Company and certain subsidiaries of the Company entered into an indenture with The Bank of New York Mellon, as trustee (the “Indenture”).
Pursuant to the terms of the Indenture, the Notes: (i) were issued at a price to the public of 99.642% of their principal amount, (ii) will bear interest at a fixed rate of 5.20% per year, payable semi-annually on April 15 and October 15 of each year, beginning April 15, 2010 and (iii) will mature on October 15, 2019. The initial interest payment will include accrued interest from October 2, 2009.
The Notes are unsecured senior obligations of the Company and will rank equal in right of payment with all of the Company’s existing and future senior indebtedness. In addition, the Notes are guaranteed on an unsecured senior basis by each of the Company’s material domestic subsidiaries that guarantee any of its other indebtedness.
The Company may redeem some or all of the Notes at any time or from time to time, as a whole or in part, at its option at the price and on the terms set forth in the Indenture. In addition, upon the occurrence of a “Change of Control Triggering Event,” as defined in the Indenture, the Company will be required to make an offer to repurchase the Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to, but not including, the date of repurchase.
The Indenture also contains covenants that, among other things, limit the Company’s ability and the ability of certain of its subsidiaries to create or assume certain liens or enter into sale and leaseback transactions, and the Company’s ability to engage in mergers or consolidations and transfer or lease all or substantially all of our assets. Finally, the Indenture contains customary events of default.
ITEM 2.04. TRIGGERING EVENTS THAT ACCELERATE OR INCREASE A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT.
        On October 2, 2009, in connection with the consummation of the Notes offering described above, the Company initiated a full redemption of its outstanding $750 million 7 5/8% Senior Subordinated Notes due in 2012 (the “7 5/8 Notes”). All 7 5/8 Notes will be redeemed on November 2, 2009, at a redemption price of 101.271% of the principal amount thereof, plus accrued and unpaid interest. Interest on the 7 5/8 Notes will cease to accrue on and after November 2, 2009 and the only remaining right of holders of the 7 5/8 Notes is to receive payment of the redemption price upon surrender to the paying agent, plus accrued and unpaid interest. In connection with the redemption of the 7 5/8 Notes, the Company will record a noncash debt retirement charge in the fourth quarter of 2009 of approximately $9.2 million ($5.6 million after income tax) or $0.05 per diluted share.
A copy of the press release announcing the redemption is attached hereto as Exhibit 99.
ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.
     (D) EXHIBITS.

Exhibit
Number	Title
99	Press release, dated October 2, 2009, issued by L-3 Communications Holdings, Inc.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

L-3 COMMUNICATIONS HOLDINGS, INC. L-3 COMMUNICATIONS CORPORATION
By:	/s/ Ralph G. D’Ambrosio
	Name:	Ralph G. D’Ambrosio
	Title:	Vice President and Chief Financial Officer (Principal Financial Officer)

Dated: October 2, 2009